Exhibit 99.1
December 24, 2009
2009-12-24-15-34-59-24543
TREASURY ISSUES UPDATE ON STATUS OF SUPPORT FOR HOUSING PROGRAMS
U.S. Treasury Department
Office of Public Affairs
FOR IMMEDIATE RELEASE: December 24, 2009
CONTACT: Treasury Public Affairs (202) 622-2960
Treasury Issues Update on Status
of Support for Housing Programs
The Freddie Mac 509 Amendment is available here [link].
The Fannie Mae 509 Amendment is available here [link].
WASHINGTON — Today, the U.S. Department of the Treasury provided an update on initiatives established under the Housing and Economic Recovery Act (HERA) of 2008, which supports housing market stabilization and provides relief to struggling homeowners. As part of a commitment to wind down programs that were established during the crisis and are no longer critical to financial stability, Treasury will terminate several HERA programs at the end of the year. Treasury will also amend the terms of its agreements with Fannie Mae and Freddie Mac to support their ongoing stability. The steps outlined today are necessary for preserving the continued strength and stability of the mortgage market.
Program Wind Downs
The program that Treasury established under HERA to support the mortgage market by purchasing Government-Sponsored Enterprise (GSE) -guaranteed mortgage-backed securities (MBS) will end on December 31, 2009. By the conclusion of its MBS purchase program, Treasury anticipates that it will have purchased approximately $220 billion of securities across a range of maturities.
The short-term credit facility that Treasury established under HERA for Fannie Mae, Freddie Mac, and the Federal Home Loan Banks will terminate on December 31, 2009. This credit facility was designed to provide a backstop source of liquidity and has not been used.
Amendments to Terms of Preferred Stock Purchase Agreements
At the time the Federal Housing Finance Agency (FHFA) placed Fannie Mae and Freddie Mac into conservatorship in September 2008, Treasury established Preferred Stock Purchase Agreements (PSPAs) to ensure that each firm maintained a positive net worth. Treasury is now amending the PSPAs to allow the cap on Treasury’s funding commitment under these agreements to increase as necessary to accommodate any cumulative reduction in net worth over the next three years. At the conclusion of the three year period, the remaining commitment will then be fully available to be drawn per the terms of the agreements.
Neither firm is near the $200 billion per institution limit established under the PSPAs. Total funding provided under these agreements through the third quarter has been $51 billion to Freddie Mac and $60 billion to Fannie Mae. The amendments to these agreements announced today should leave no uncertainty about the Treasury’s commitment to support these firms as they continue to play a vital role in the housing market during this current crisis.
The PSPAs also cap the size of the retained mortgage portfolios and require that the portfolios are reduced over time. Treasury is also amending the PSPAs to provide Fannie Mae and Freddie Mac with some additional flexibility to meet the requirement to reduce their portfolios. The portfolio reduction requirement for 2010 and after will be applied to the maximum allowable size of the portfolios — or $900 billion per institution — rather than the actual size of the portfolio at the end of 2009.
Treasury remains committed to the principle of reducing the retained portfolios. To meet this goal, Treasury does not expect Fannie Mae and Freddie Mac to be active buyers to increase the size of their retained mortgage portfolios, but neither is it expected that active selling will be necessary to meet the required targets. FHFA will continue to monitor and oversee the retained portfolio activities in a manner consistent with the FHFA’s responsibility as conservator and the requirements of the PSPAs.
Treasury is making two additional changes to the PSPAs. Treasury will delay setting the Periodic Commitment Fee by one year to December 31, 2010. Treasury will also make technical changes to the definitions of mortgage assets and indebtedness to make compliance with the covenants of the PSPAs less burdensome and more transparent in light of impending accounting changes.
The Path to Longer Term Reform
The Administration is in the process of reviewing issues around longer term reform of the federal government’s role in the housing market. We expect to provide a preliminary report around the time President Obama releases his fiscal 2011 budget in February 2010. Recent announcements on the tightening of underwriting standards by Fannie Mae, Freddie Mac, and the Federal Housing Administration, demonstrate a commitment to prudent housing finance policy that enables a transition to an environment where the private market is able to provide a larger source of mortgage finance.
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